EXHIBIT 99.1

Remark Holdings Announces Fiscal Year 2023 Financial Results

LAS VEGAS, NV - April 15, 2024 - Remark Holdings, Inc. (OTCQX: MARK), a diversified global technology company with leading artificial intelligence (“AI”) powered computer vision solutions, today announced its financial results for the fiscal year ended December 31, 2023. For complete details of the consolidated financial statements and accompanying management’s discussion and analysis, please see Remark’s filings with the SEC (www.sec.gov).

Management Commentary
“We spent much time and effort during 2023 on building a global sales network to help our Remark AI platform to more rapidly expand. We previously relied on our staff to sell directly to customers, but with partnerships like ours with Microsoft—and soon to be with others—we expect our sales will grow rapidly,” said Kai-Shing Tao, Chairman and Chief Executive Officer of Remark Holdings. “We have spent the last month planning and will soon launch our go-to market with Microsoft, which excites us for what is to come. We are finding significant interest in our respective security, construction, and infrastructure AI solutions.”
Mr. Tao continued, “We also recently began our first proof of concept with one of the largest construction developments in the world, which is located in Saudi Arabia. We expect this will lead to many other significant opportunities in the region given our experience in deploying our smart construction platform.”
“Finally, we expect that our recent success with the Clark County School District will, given that such school district is one of the top five school districts in the U.S., lead to our ability to expand our solutions into many other school districts throughout the U.S.,” concluded Mr. Tao.

Fiscal Year 2023 Business Highlights
•The company’s Remark AI subsidiary, with its AI-powered Smart Safety Platform (“SSP”), won the first phase of a rollout by the Rio De Janeiro police department to equip their existing police car fleet with license plate and facial recognition capabilities. The value of the contract is $6.0 million, which Remark will recognize as revenue over a 30-month period once deployment can begin.

•Remark AI has joined the NVIDIA Metropolis program to increase the sale and delivery of Remark AI’s smart city AI solutions. The program nurtures a rich ecosystem and offers powerful developer tools to supercharge vision AI applications that are designed to make the world’s most important spaces and operations safer and more efficient. Remark also joined NVIDIA as part of PNY Technologies’s booth at the Smart City Expo World Congress in Barcelona held in November 2023.

•During 2023, Remark AI released its natural-language smart chat agent to investigate, file, and fulfill real-time 311 service requests, alleviating the backlog that arises from the lack of human agent support during busy and critical times.

•Remark AI also released version 1.0 of its Aero-engine Inspection Kit (the “AIK”, which was originally called the Airline Engine Safety Inspection System). The AIK is intended for use by airlines, airline maintenance teams, engine manufacturers, airplane manufacturers, aircraft leasing companies, insurance companies, and regulators, among others. In early 2024, the AIK became a part of Remark AI’s aviation suite of products known as the Aviation Safety Platform, which uses a large multimodal model to provide several functionalities included in three essential components: the AIK; an aircraft towing anti-collision system, and a large multimodal model for business intelligence and reporting.

•The company’s business was affected during 2023 initially by a slow economic recovery in China and then by rising political tensions between the U.S. and China, which led the company to reduce staffing levels in China to save on operating costs until political tensions ease and the business environment becomes more conducive for American companies in the AI space.

Fiscal Year 2023 Financial Results
•Revenue for fiscal year 2023 totaled $4.4 million, reflecting a 62% decrease from $11.7 million during fiscal year 2022.

◦Revenue contributed by Remark’s U.S. businesses remained unchanged at $0.3 million during the fiscal year 2023 when compared to the fiscal year 2022.

◦Revenue from China decreased to $4.1 million in fiscal year 2023 from $11.4 million in fiscal year 2022, primarily due to project completions slowing significantly in China, first as business and economic recovery efforts that began after China lifted most of its onerous COVID-19 related restrictions at the end of 2022 continued to be sluggish, and then as increased political tensions between the U.S. and China continued to make it more difficult than expected for us to complete projects.

◦We completed certain projects in China during the year ended December 31, 2023 worth approximately $1.4 million, but the agreement did not meet the criteria for revenue recognition on an accrual basis. We will recognize the revenue from such agreement as we receive the cash, but we have not yet recorded a material amount from this agreement as revenue.

•The company’s operating loss of $17.2 million during the fiscal year 2023 reflected a decrease of $4.1 million from an operating loss of $21.3 million during the fiscal year 2023. In addition to recording less revenue during 2023, Remark’s cost of revenue decreased $8.0 million in conjunction with the decrease in project completions in China and because the prior year’s cost of revenue included $1.3 million of inventory obsolescence that did not recur materially during 2023. General and administrative expense decreased by $5.0 million as bad debt expense, legal and professional fees, certain business development costs and stock-based compensation all declined during 2023. Partially offsetting the decreases in cost of revenue and general and administrative expense were increases of $1.3 million and $0.4 million, respectively, in asset impairments and sales and marketing expense.

•Remark reported a net loss of $29.1 million, or $1.74 per diluted share, during the fiscal year ended December 31, 2023, compared to a net loss of $55.5 million, or $5.22 per diluted share, during the fiscal year ended December 31, 2022. The company’s net loss decreased primarily because the company reported a $26.4 million loss on investment during the year ended December 31, 2022, whereas no investment gain or loss was reported in 2023. The decrease in Remark’s operating loss described above was offset by the net effect of a $1.8 million decrease in interest expense, which resulted from less debt principal outstanding and a decrease in debt fee and debt discount amortization, and a $6.3 million increase in finance cost, which increased due to the company’s issuance of additional convertible debentures and draws on an equity line of credit pursuant to agreements with Ionic Ventures, LLC.

•On December 31, 2023, the cash balance totaled $0.1 million, compared to a cash balance of less than $0.1 million on December 31, 2022. Net cash used in operating activities was $10.5 million during fiscal year 2023.

Conference Call Information
Management will hold a conference call this afternoon at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss the Company’s financial results and provide an update on recent business developments. A question and answer session will follow management’s presentation.
The live conference may be accessed via telephone or online webcast.
Toll-Free Number: 844.826.3033
International Number: 412.317.5185
Conference ID: 10186735
Online Webcast:
https://viavid.webcasts.com/starthere.jsp?ei=1658690&tp_key=0f2b4324ec

Participants are advised to log in for the live webcast 10 minutes prior to the scheduled start time.

A call replay will be available after 7:30 p.m. Eastern time on the same day through April 29, 2024, at 11:59 p.m. Eastern time.
Toll-Free Replay Number: 844.512.2921
International Replay Number: 412.317.6671
Replay PIN: 10186735

About Remark Holdings, Inc.
Remark Holdings, Inc. (OTCQX: MARK) is the AI-powered analytics platform that brings valuable insights to the video feeds provided by current cameras and computer vision solutions through its integrated suite of AI tools that help organizations understand their customer behavior and demographics while providing real-time alerts to predetermined inspection and security parameters. Remark’s international team of sector-experienced professionals has created award-winning GDPR-compliant and CCPA-compliant video analytics solutions that service the government agencies, hospitality, public safety, retail, and transportation sectors. The company’s headquarters are in Las Vegas, Nevada, USA, with operational offices in New York and international offices in London, England. For more information, please visit our home page at www.remarkholdings.com.
Forward-Looking Statements
This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment, and regulations. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in the future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Holdings’ Annual Report on Form 10-K and Remark Holdings’ other filings with the SEC. Any forward-looking statements reflect Remark Holdings’ current views concerning future events, are based on assumptions, and are subject to risks and uncertainties. Given such uncertainties, you should not rely on any forward-looking statements, which represent Remark Holdings’ estimates and assumptions only as of the date hereof. Except as required by law, Remark Holdings undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events, or otherwise.

Company Contacts
Fay Tian
Vice President of Investor Relations
F.Tian@remarkholdings.com
(+1) 626-623-2000
(+65) 8715-8007

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(dollars in thousands, except share and per share amounts)

	December 31,
	2023	2022
Assets
Cash	$145	$52
Trade accounts receivable, net	1,287	3,091
Inventory, net	750	308
Deferred cost of revenue	6,644	7,463
Prepaid expense and other current assets	614	1,374
Total current assets	9,440	12,288
Property and equipment, net	189	1,699
Operating lease assets	517	180
Other long-term assets	90	269
Total assets	$10,236	$14,436

Liabilities
Accounts payable	$9,348	$9,602
Advances from related parties	1,205	1,174
Obligations to issue common stock	10,033	1,892
Accrued expense and other current liabilities (including $495 of delinquent payroll taxes)	11,921	7,222
Contract liability	570	308
Notes payable (past due)	16,463	14,607
Total current liabilities	49,540	34,805
Operating lease liabilities, long-term	286	56
Total liabilities	49,826	34,861

Commitments and contingencies

Stockholders’ Deficit
Preferred stock, $0.001 par value; 1,000,000 shares authorized; zero issued	—	—
Common stock, $0.001 par value; 175,000,000 shares authorized; 22,038,855 and 11,539,564 shares issued and outstanding at December 31, 2023 and 2022, respectively	22	12
Additional paid-in-capital	379,244	368,945
Accumulated other comprehensive loss	(1,186)	(859)
Accumulated deficit	(417,670)	(388,523)
Total stockholders’ deficit	(39,590)	(20,425)
Total liabilities and stockholders’ deficit	$10,236	$14,436

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Loss
(dollars in thousands, except per share amounts)

	Year Ended December 31,
	2023	2022
Revenue, including amounts from China Business Partner	$4,402	$11,666
Cost and expense
Cost of revenue (excluding depreciation and amortization)	3,323	11,331
Sales and marketing[1]	1,408	971
Technology and development[1]	1,893	2,101
General and administrative[1]	13,374	18,399
Depreciation and amortization	285	166
Impairments	1,280	—
Total cost and expense	21,563	32,968
Operating loss	(17,161)	(21,302)
Other expense
Interest expense	(4,294)	(6,073)
Finance cost related to obligations to issue common stock	(7,672)	(1,422)
Loss on investment	—	(26,356)
Other loss, net	(20)	(339)
Total other expense, net	(11,986)	(34,190)
Loss from before income taxes	(29,147)	(55,492)
Benefit from income taxes	—	9
Net loss	$(29,147)	$(55,483)
Other comprehensive loss
Foreign currency translation adjustments	(327)	(589)
Comprehensive loss	$(29,474)	$(56,072)

Weighted-average shares outstanding, basic and diluted	16,741,677	10,630,771

Net loss per share, basic and diluted	$(1.74)	$(5.22)

[1] Includes share-based compensation as follows:
Sales and marketing	$3	$3
Technology and development	(3)	(267)
General and administrative	157	1,961